Exhibit 77(c)

A special meeting of shareholders of the Pilgrim Funds (listed below) was held in Phoenix, Arizona on August 18, 2000. A brief description of each matter voted upon as well as the results are outlined below:

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                                                                  SHARES
                                                   SHARES      VOTED AGAINST    SHARES      BROKER
                                                  VOTED FOR     OR WITHHELD    ABSTAINED   NON-VOTE     TOTAL
                                                  ---------     -----------    ---------   --------     -----
1.   To approve new Investment Management Agreements between the Funds and Pilgrim Investments, Inc.
     ("Pilgrim"), to reflect the acquisition of Pilgrim by ING Groep N.V. ("ING"), with no change in the advisory fees payable to Pilgrim;

     Pilgrim Balanced Fund                         5,852,446       244,621         --         --       6,097,067
     Pilgrim Bank and Thrift Fund                 17,395,838       722,384         --         --      18,118,222
     Pilgrim Convertible Fund                     14,114,046       320,397         --         --      14,434,443
     Pilgrim Government Securities Income Fund     7,930,229       550,166         --         --       8,480,395
     Pilgrim High Yield Fund                      48,691,093     1,967,797         --         --      50,658,890
     Pilgrim High Yield Fund II                   15,876,094       456,032         --         --      16,332,126
     Pilgrim LargeCap Growth Fund                 13,427,843       254,416         --         --      13,682,259
     Pilgrim LargeCap Leaders Fund                 1,934,352        45,755         --         --       1,980,107
     Pilgrim MagnaCap Fund                        16,148,978       792,273         --         --      16,941,251
     Pilgrim MidCap Growth Fund                   16,788,788       344,196         --         --      17,132,984
     Pilgrim MidCap Value Fund                     1,626,116        37,455         --         --       1,663,571
     Pilgrim Money Market Fund                    58,049,711       255,420         --         --      58,305,131
     Pilgrim SmallCap Growth Fund                 23,486,117       435,892         --         --      23,922,009
     Pilgrim Strategic Income Fund                   701,286        16,777         --         --         718,063


2.   For shareholders of Pilgrim Convertible Fund and Pilgrim LargeCap Growth Fund to approve a new
     Sub-Advisory Agreement between Pilgrim and Nicholas-Applegate Capital Management ("NACM") to reflect the acquisition of Pilgrim by ING, with no change in the sub-advisory fees payable to NACM.

     Pilgrim Convertible Fund                     14,115,264       319,179         --         --      14,434,443
     Pilgrim LargeCap Growth Fund                 13,429,517       252,742         --         --      13,682,259
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